Prospectus Supplement (To Prospectus dated February 10, 2006)	Filed Pursuant to Rule 424(b)(7) Registration No. 333-130063
US Airways Group, Inc.
$143,750,000 7% Senior Convertible Notes Due 2020
Guaranteed by US Airways, Inc. and America West Airlines, Inc.
and
the Common Stock Issuable Upon Conversion of the Notes
     This prospectus supplement supplements the prospectus dated February 10, 2006 of US Airways Group, Inc., relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors, partnership distributees and others who later hold any of the selling securityholders’ interests) of up to $143,750,000 aggregate principal amount at maturity of our 7% Senior Convertible Notes Due 2020, or the debentures, and the shares of common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.
     The table of selling securityholders contained in the prospectus is hereby amended to add the entity that is named below as a selling securityholder:

Prinicipal
	Amount at	Number of	Number of	Number of	Percentage of
	Maturity of	Shares of	Shares of	Shares of	Shares of
	Notes	Common Stock	Common Stock	Common Stock	Common Stock
	Beneficially	that may be	Beneficially	Beneficially	Beneficially
	Owned and	Sold in the	Owned Before	Owned After	Owned After
Name (1)	Offered (2)	Offering (3)	the Offering	the Offering (4)	the Offering (4)
Agamas Continuum Master Fund, Ltd.	4,000,000	165,803	0	0	0

The following represents updated information regarding the selling securityholders listed in the selling securityholders table in the prospectus:

Prinicipal
	Amount at	Number of	Number of	Number of	Percentage of
	Maturity of	Shares of	Shares of	Shares of	Shares of
	Notes	Common Stock	Common Stock	Common Stock	Common Stock
	Beneficially	that may be	Beneficially	Beneficially	Beneficially
	Owned and	Sold in the	Owned Before	Owned After	Owned After
Name (1)	Offered (2)	Offering (3)	the Offering	the Offering (4)	the Offering (4)
Fidelity Financial Trust: Fidelity Convertible Securities Fund (5)	12,160,000	504,041	0	0	0
Fidelity Financial Trust: Fidelity Strategic Dividend & Income Fund (5)	1,140,000	47,253	0	0	0

(1)	Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in amendments or supplements to this prospectus, if and when required.

(2)	Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes securities held by persons who possess sole or shared voting power or investment power with respect to those securities and includes securities that are or will become exercisable within 60 days after April 11, 2006.

(3)	Assumes conversion of all of the holder’s notes at a conversion rate of 41.4508 shares of common stock per $1,000.00 original principal amount of the notes. However, this conversion rate is subject to adjustment as described under “Description of the Notes — Adjustment of Conversion Rate” in the prospectus. As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(4)	Assumes that each selling securityholder will sell all of such stockholder’s shares of common stock being registered hereby and is based on each selling securityholder’s beneficial ownership of shares of common stock as of April 11, 2006. Calculated based on 86,014,843 shares of common stock outstanding as of April 11, 2006.

(5)	The entity is a registered investment fund (the “Fund”) advised by Fidelity Management & Research Company (“FMR Co.”), a registered investment adviser under the Investment Advisers Act of 1940, as amended. FMR Co., 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of the shares of the Common Stock outstanding of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, FMR Corp., through its control of FMR Co., and the Fund each has sole power to dispose of the Securities owned by the Fund. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund’s Board of Trustees. The Fund is an affiliate of a broker-dealer. The Fund purchased the Securities in the ordinary course of business and, at the time of the purchase of the Securities to be resold, the Fund did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes or conversion shares.
     Investing in the notes or shares of our common stock involves risks that are described in the “Risk Factors” section beginning on page 6 of the prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is April 12, 2006.